                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-117615
PROSPECTUS SUPPLEMENT

(to prospectus dated September 2, 2004)

                                Y25,000,000,000

                                [CITIGROUP LOGO]

                             2.400% NOTES DUE 2025
                            ------------------------
    The notes offered by this prospectus supplement will mature on October 31, 2025. The notes will bear interest at a fixed rate of 2.400% per annum. Interest on the notes is payable in equal installments, semi-annually on April 30 and October 31 of each year, beginning May 1, 2006. The notes may not be redeemed prior to maturity, unless changes involving United States taxation occur which could require Citigroup to pay additional amounts as described under "Description of Notes."

    The notes offered by this prospectus supplement form a part of the same series as, and are fungible with, our outstanding 2.400% Notes due 2025 issued on October 31, 2005. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be Y75,000,000,000.

    The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange, but Citigroup is not required to maintain this listing. See "Description of Notes -- Listing."

    Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                              PER NOTE         TOTAL
                                                              --------    ---------------
Public Offering Price(1)....................................   98.693%    Y24,673,250,000
Underwriting Discount.......................................     .500%    Y   125,000,000
Proceeds to Citigroup (before expenses).....................   98.193%    Y24,548,250,000

---------------

(1) Plus accrued interest from October 31, 2005

    Interest on the notes will accrue from October 31, 2005 to the date of delivery. Net proceeds to Citigroup (after expenses and including accrued interest) are expected to be approximately Y24,736,673,373.
                            ------------------------
    The underwriters are offering the notes subject to various conditions. The underwriters expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or the Euroclear System on or about March 7, 2006.

    The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                            ------------------------
                                NIKKO CITIGROUP
MIZUHO INTERNATIONAL PLC
                                NOMURA SECURITIES
                                                        UBS INVESTMENT BANK

February 27, 2006

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                        PROSPECTUS SUPPLEMENT
  The Company.................................................   S-4
  Selected Historical Financial Data..........................   S-4
  Capitalization..............................................   S-5
  Ratio of Income to Fixed Charges and Ratio of Income to
    Combined Fixed Charges Including Preferred Stock
    Dividends.................................................   S-6
  Use of Proceeds.............................................   S-6
  Description of Notes........................................   S-7
  United States Tax Documentation Requirements................  S-19
  United States Federal Income Tax Considerations.............  S-20
  Currency Conversions and Foreign Exchange Risks Affecting
    Yen Notes.................................................  S-24
  Underwriting................................................  S-26
  Legal Opinions..............................................  S-29
  General Information.........................................  S-29
                              PROSPECTUS
  Prospectus Summary..........................................     1
  Forward-Looking Statements..................................     7
  Citigroup Inc...............................................     7
  Use of Proceeds and Hedging.................................     8
  European Monetary Union.....................................     9
  Description of Debt Securities..............................     9
  Description of Common Stock Warrants........................    17
  Description of Index Warrants...............................    18
  Description of Capital Stock................................    21
  Description of Preferred Stock..............................    23
  Description of Depositary Shares............................    25
  Description of Stock Purchase Contracts and Stock Purchase
    Units.....................................................    28
  Book-Entry Procedures and Settlement........................    28
  Plan of Distribution........................................    30
  ERISA Considerations........................................    32
  Legal Matters...............................................    33
  Experts.....................................................    33

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Citigroup has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup is not making an offer to sell the notes in any jurisdiction where their offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.

     THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

     Each of the prospectus and prospectus supplement is an advertisement for the purposes of applicable measures implementing the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the "Prospectus Directive"). A listing prospectus prepared pursuant to the Prospectus Directive will be published, which can be obtained from Registre de Commerce et des Societes a Luxembourg so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange.

     The distribution or possession of this prospectus and prospectus supplement in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and prospectus supplement come are required by Citigroup and the underwriters to inform themselves about, and to observe any such restrictions, and neither Citigroup nor any of the underwriters accepts any liability in relation thereto.

     To the extent the offer of the notes is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State in accordance with the Prospective Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require Citigroup to publish a prospectus pursuant to the Prospectus Directive.

     This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within
Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

     In connection with this issue, Citigroup Global Markets Limited as stabilizing manager (or persons acting on behalf of the stabilizing manager) may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105% of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a higher level than that which might otherwise prevail. However, there is no obligation on the stabilizing manager (or persons acting on its behalf) to undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the notes is made and, if begun, may be discontinued at any time but must end no later than the earlier of 30 days after the issuance of the notes and 60 days after the allotment of the notes.

     This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See "Underwriting."

     References in this prospectus supplement to "dollars," "$" and "U.S. $" are to United States dollars and to "Yen" and "Y" are to Japanese Yen.

                                  THE COMPANY

     Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's business is conducted through more than 3,500 subsidiaries and affiliates. Citigroup's activities are conducted through the Global Consumer Group, Corporate and Investment Banking, Global Wealth Management, and Alternative Investments business segments. Citigroup's principal subsidiaries are Citibank, N.A., Associates First Capital Corporation, Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

     The principal office of Citigroup is located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

                       SELECTED HISTORICAL FINANCIAL DATA

     We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Citigroup. We derived this information from the consolidated financial statements of Citigroup for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus, copies of which can be obtained free of charge. See "Where You Can Find More Information" on page 6 of the accompanying prospectus.

     In addition, you may receive copies of all of Citigroup's filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus free of charge at the office of Citigroup's listing agent, Dexia Banque Internationale a Luxembourg, located at 69, route d'Esch, L-2953 Luxembourg so long as the notes are listed on the Luxembourg Stock Exchange. Such documents will also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) upon listing of the notes.

     The consolidated audited annual financial statements of Citigroup for the fiscal years ended December 31, 2005 and 2004, are incorporated herein by reference. These statements are obtainable free of charge at the office of Citigroup's listing agent, at the address set forth in the preceding paragraph.

                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                        2005          2004          2003          2002          2001
                                                     ----------    ----------    ----------    ----------    ----------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Total revenues, net of interest expense            $   83,642    $   79,635    $   71,594    $   66,246    $   61,621
  Income from continuing operations                      19,806        16,054        17,058        12,682        12,183
  Net income                                             24,589        17,046        17,853        15,276        14,126
  Dividends declared per common share(1)                   1.76          1.60          1.10         0.700         0.600
BALANCE SHEET DATA:
  Total assets                                       $1,494,037    $1,484,101    $1,264,032    $1,097,590(2) $1,051,850(2)
  Total deposits                                        592,595       562,081       474,015       430,895       374,525
  Long-term debt                                        217,499       207,910       162,702       126,927       121,631
  Total stockholders' equity                            112,537       109,291        98,014        86,718        81,247

---------------
(1) Amounts represent Citigroup's historical dividends per common share and have been adjusted to reflect stock splits.

(2) Reclassified to conform to the current period's presentation.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Citigroup at December 31, 2005 and as adjusted to give effect to the issuance and sale of the notes and the assumed application of the proceeds therefrom to the repayment of short-term borrowings. No other change in the consolidated capitalization of Citigroup since December 31, 2005 is reflected in the table. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus and which can be obtained free of charge. See "Where You Can Find More Information" on page 6 of the accompanying prospectus.

     As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Citigroup since December 31, 2005 except as described in the footnotes to the table below.

                                                                 AT DECEMBER 31, 2005
                                                              --------------------------
                                                              OUTSTANDING    AS ADJUSTED
                                                              -----------    -----------
                                                                (DOLLARS IN MILLIONS)
Debt:
  Short-term borrowings.....................................   $ 66,930       $ 66,715
  Long-term debt............................................    217,499        217,714
                                                               --------       --------
     Total debt(1)..........................................    284,429        284,429
                                                               --------       --------
Stockholders' equity:
  Preferred stock at aggregate liquidation value............      1,125          1,125
  Common stock and additional paid-in capital (net of
     treasury stock)(2).....................................       (975)          (975)
  Retained earnings.........................................    117,555        117,555
  Accumulated other changes in equity from nonowner
     sources................................................     (2,532)        (2,532)
  Unearned compensation.....................................     (2,636)        (2,636)
                                                               --------       --------
     Total stockholders' equity.............................    112,537        112,537
                                                               --------       --------
Total capitalization........................................   $396,966       $396,966
                                                               ========       ========

---------------
(1) Does not reflect the issuance by Citigroup (a) on January 31, 2006 of U.S. $2,500,000,000 of its floating rate senior notes, (b) on February 9, 2006 of Euros 1,500,000,000 of its floating rate senior notes, (c) on February 14, 2006 of U.S. $2,000,000,000 of its 5.125% senior notes, (d) of British pounds sterling 500,000,000 of its 4.50% subordinated notes, expected to be issued on March 3, 2006 and (e) of Canadian dollars 400,000,000 of its 5.365% subordinated notes, expected to be issued on March 6, 2006.

(2) Common stock, par value U.S. $0.01 per share, 15 billion shares authorized, 4,980,223,798 shares outstanding at December 31, 2005.

                      RATIO OF INCOME TO FIXED CHARGES AND
                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                      INCLUDING PREFERRED STOCK DIVIDENDS

     The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              2005   2004   2003   2002   2001
                                                              ----   ----   ----   ----   ----
Ratio of income to fixed charges (excluding interest on
  deposits).................................................  2.25   2.65   3.42   2.52   1.93
Ratio of income to fixed charges (including interest on
  deposits).................................................  1.79   2.01   2.43   1.90   1.59
Ratio of income to combined fixed charges including
  preferred stock dividends (excluding interest on
  deposits).................................................  2.24   2.63   3.39   2.50   1.92
Ratio of income to combined fixed charges including
  preferred stock dividends (including interest on
  deposits).................................................  1.79   2.00   2.41   1.89   1.58

                                USE OF PROCEEDS

     Citigroup will use the net proceeds (after expenses and including accrued interest) it receives from the sale of the notes (approximately Y24,736,673,373) for general corporate purposes, which may include (1) capital contributions to subsidiaries of Citigroup and/or (2) the reduction or refinancing of borrowings of Citigroup or its subsidiaries. Citigroup expects to incur additional indebtedness in the future.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement.

GENERAL

     The notes offered by this prospectus supplement have the same terms as our outstanding 2.400% notes due 2025 issued on October 31, 2005, other than the issue date and the issue price. The notes form a part of the same series as those outstanding notes and will also be issued under Citigroup's senior debt indenture. The notes will have the same ISIN, Common Code and CUSIP number as, and upon closing will trade interchangeably with, the other outstanding notes in the series. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be Y75,000,000,000.

     The notes will be issued only in fully registered form without coupons, in denominations of Y100,000 and whole multiples of Y100,000. All the notes are unsecured obligations of Citigroup and will rank equally with all other unsecured senior indebtedness of Citigroup, whether currently existing or hereafter created.

     Citigroup may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes.

     The notes are not redeemable prior to maturity, except upon the occurrence of the tax events described below. See "-- Redemption for Tax Purposes." The redemption price for the notes will be 100% of the principal amount thereof plus accrued interest to the date of the redemption. The notes are not subject to any sinking fund.

     The currency for payment for the notes is Yen. However, when interests in the notes are held through DTC, all payments in respect of such DTC notes will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC notes elects to receive payment in Yen. See "Currency Conversions and Foreign Exchange Risks Affecting Yen Notes -- Currency Conversion".

     The notes will be issued on March 7, 2006. The notes will bear interest at a fixed rate per annum of 2.400%, starting on October 31, 2005 and ending on their maturity date, which is October 31, 2025. Interest on the notes will be payable in equal installments, semi-annually on April 30 and October 31 of each year, starting on May 1, 2006. All payments of interest on the notes will be made to the persons in whose names the notes are registered at the close of business on the April 15 or October 15 preceding the interest payment date. The amount of each semi-annual interest payment will be Y1,200 per Y100,000 principal amount.

     Interest for any period shorter than a full semi-annual interest period will be calculated on the basis of the actual number of days elapsed and a year of 365 days. All Yen amounts resulting from this calculation will be rounded to the nearest Yen, with five-tenths or more of Y1 to be rounded upwards to the nearest Y1 per note.

     Payments of principal and interest on the notes issued in book-entry form will be made as described below under "-- Book-Entry Notes." Payments of principal and interest on notes issued in definitive form, if any, will be made as described below under "-- Definitive Notes and Paying Agents."

     The notes are subject to the defeasance provisions explained in the accompanying prospectus under "Description of Debt Securities -- Defeasance." Any funds deposited pursuant to the defeasance provisions will be Yen and any deposited securities will be issued or guaranteed by the Government of Japan.

     If an interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on such interest payment date or maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. For this purpose, "Business Day" means any day which is a day on which commercial banks settle payments and are open for general business in New York City, London and Tokyo.

     If a date for payment of interest or principal on the notes falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

     A fiscal agency agreement has been entered into in relation to the notes between Citigroup, Citibank, N.A. London office, as registrar, fiscal agent and exchange agent, and the other paying agent named therein. Payment of principal of and interest on the notes will be made through the office of the fiscal agent in London. The terms "registrar," "fiscal agent," "exchange agent" and "paying agent" shall include any successors appointed from time to time in accordance with the provisions of the fiscal agency agreement, and any reference to an "agent" or "agents" shall mean any or all (as applicable) of such persons.

     The noteholders are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of the fiscal agent. Copies of the fiscal agency agreement will also be available for inspection, free of charge, at the office of Dexia Banque Internationale a Luxembourg S.A.

LISTING

     Application will be made to list and trade the notes on the regulated market of the Luxembourg Stock Exchange.

     The European Commission has adopted a Directive of the European Parliament and of the Council (2004/109/EC), the "Transparency Directive") on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union, such as the Luxembourg Stock Exchange. If the Transparency Directive is implemented in Luxembourg in a manner that would require Citigroup to publish its financial statements according to accounting principles or standards that are materially different from U.S. generally accepted accounting principles or that would otherwise impose requirements on Citigroup that it in good faith determines are unduly burdensome, Citigroup may seek to de-list the notes. Citigroup will use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation for the notes by another listing authority, exchange and/or system within or outside the European Union, as it may decide. If such an alternative admission is not available to Citigroup or is, in Citigroup's opinion, unduly burdensome, an alternative admission may not be obtained. Notice of any de-listing and/or alternative admission will be given as described in "-- Notices" below.

BOOK-ENTRY NOTES

     The information set out below in connection with The Depository Trust Company, the Euroclear System and Clearstream International is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof.

     Investors wishing to use the facilities of any of the clearing systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant clearing system. Neither Citigroup nor any other party to the fiscal agency agreement will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the notes held through the facilities of, any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

General

     Notes which are offered and sold outside the United States (the "international notes") will be represented by beneficial interests in fully registered permanent global notes (the "international global notes") without interest coupons attached, which will be registered in the name of Citivic Nominees Limited, as nominee for, and shall be deposited on or about March 7, 2006 with Citibank, N.A. London office, as common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream.

     Notes which are offered and sold in the United States (the "DTC notes" and, together with the international notes, the "notes") will be represented by beneficial interests in fully registered permanent global notes (the "DTC global notes" and together with the international global notes, the "global notes") without interest coupons attached, which will be deposited on or about March 7, 2006 with Citibank, N.A. London office, as custodian for, and registered in the name of Cede & Co., as nominee for, The Depository Trust Company.

     Together, the notes represented by the global notes will equal the aggregate principal amount of the notes outstanding at any time. The amount of notes represented by each of the DTC global notes and the international global notes is evidenced by the register maintained for that purpose by the registrar. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear and Clearstream and their participants. Except as described herein, individual registered certificates will not be issued in exchange for beneficial interests in the global notes.

     A holder of international notes will receive all payments under the international notes in Yen. A holder of DTC notes will receive all payments under the DTC notes in U.S. dollars, unless such holder makes an election as described in this prospectus supplement under "Currency Conversions and Foreign Exchange Risks Affecting Yen Notes -- Currency Conversions" for payment in Yen.

     Subject to applicable law and the terms of the indenture, Citigroup, the registrar and any paying agent will treat the persons in whose names the global notes are registered, initially Cede & Co. and Citivic Nominees Limited, as owners of such notes for the purpose of receiving payments of principal and interest (and additional amounts, if any) on the notes and for all other purposes whatsoever. Therefore, none of Citigroup, the registrar or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the notes to owners of beneficial interests in the global notes. All payments made by Citigroup to the registered holders of the global notes shall discharge the liability of Citigroup under the notes to the extent of the sums so paid.

The Depository Trust Company

     DTC is acting as securities depositary for the DTC notes. The DTC notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended.

     DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

     If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The United States Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

     Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in limited circumstances.

     The DTC notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Clearstream

     Clearstream International was incorporated as a limited liability company under Luxembourg law.

     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

     As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks. Clearstream customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

     Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars, Yen and Euros. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

     - transfers of securities and cash within the Euroclear System;

     - withdrawal of securities and cash from the Euroclear System and

     - receipts of payments with respect to securities in the Euroclear System.

     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

     Euroclear, Clearstream and DTC Arrangements

     So long as DTC or its nominee or Euroclear, Clearstream or the nominee of their common depositary is the registered holder of the global notes, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the fiscal agency agreement, the senior debt indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to DTC, Euroclear, Clearstream or such nominee, as the case may be, as the registered holder thereof. None of Citigroup, any agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the United States Securities Act of 1933, as amended), has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Distributions of principal and interest with respect to book-entry interests in the notes held through Euroclear or Clearstream will be credited, to the extent received by Euroclear or Clearstream from the fiscal agent, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system's rules and procedures.

     Holders of book-entry interests in the notes through DTC will receive, to the extent received by DTC from the fiscal agent, all distributions of principal and interest with respect to book-entry interests in the notes from the fiscal agent through DTC. Distributions in the United States will be subject to relevant U.S. tax laws and regulations.

     Interest on the notes (other than interest on redemption) will be paid to the holder shown on the register on the applicable record date. Trading between the DTC global note and the international global note will therefore be net of accrued interest from the record date to the relevant interest payment date.

     The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer interests in the global notes to such persons will be limited. Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

     The holdings of book-entry interests in the notes through Euroclear, Clearstream and DTC will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the notes on the register for the accounts of (i) Citivic Nominees Limited and (ii) Cede & Co. to reflect the amounts of notes held through Euroclear and Clearstream, and DTC, respectively.

     Beneficial ownership of notes will be held through financial institutions as direct and indirect participants in Euroclear, Clearstream and DTC. Interests in the global notes will be in uncertificated book-entry form.

Secondary Market Trading in Relation to Global Notes

     Trading between Euroclear and/or Clearstream Participants

     Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the international notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds.

     Trading between DTC Participants

     Secondary market sales of book-entry interests in the DTC notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

     Trading between DTC Seller and Euroclear/Clearstream Purchaser

     When book-entry interests in notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global note to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in an international global note (subject to any procedures provided for in the fiscal agency agreement), the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian will instruct the registrar to (i) decrease the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global note and (ii) increase the amount of notes registered in the name of the nominee (being Citivic Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the international global note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date but for value on the settlement date.

     Trading between Euroclear/Clearstream Seller and DTC Purchaser

     When book-entry interests in the notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in a DTC global note (subject to any procedures provided for in the fiscal agency agreement), the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Luxembourg/Brussels time, as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream accountholder, as the case may be.

     On the settlement date, the common depositary for Euroclear and Clearstream will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the notes free of payment to the relevant account of the DTC participant and (b) instruct the registrar to (i) decrease the amount of notes registered in the name of the nominee (being Citivic Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the international global notes and (ii) increase the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global note.

     Although the foregoing sets out the procedures of Euroclear, Clearstream and DTC in order to facilitate the transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, none of Euroclear, Clearstream or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the fiscal agent, the registrar, the trustee, any paying agent, any underwriter or any affiliate of any of the above, nor any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

DEFINITIVE NOTES AND PAYING AGENTS

     If any of the events described under "Book-Entry Procedures and Settlement" on page 28 of the accompanying prospectus occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under "-- Notices". Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of Y100,000 and whole multiples of Y100,000. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

     In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of Citigroup's paying agent maintained in the Borough of Manhattan (in the case of holders electing to receive payments in U.S. dollars) and in London and, if the definitive notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive note may be made only against surrender of the note to one of Citigroup's paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the notes.

     Citigroup's paying agent in the Borough of Manhattan is currently the corporate trust office of Citibank, N.A., located at 388 Greenwich, 14th Floor, New York, New York. Citigroup's paying agent in London is Citibank, N.A., London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England. Citigroup's paying agent and transfer agent in Luxembourg is Dexia Banque Internationale a Luxembourg S.A., currently located at 69, route d'Esch, L-2953 Luxembourg. As long as the notes are listed on the Luxembourg Stock Exchange, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See "-- Notices."

     In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of Citibank, N.A., New York or London and, so long as definitive notes are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of Citibank, N.A., New York and London, and the Luxembourg transfer agent. Upon surrender, Citigroup will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Such new notes will be delivered free of charge at the offices of Citibank, N.A., New York or London, or the Luxembourg transfer agent, as requested by the owner of such new notes. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

NOTICES

     So long as the international global notes are held on behalf of Euroclear and Clearstream or any other clearing system, notices to holders of notes represented by a beneficial interest in the international global notes may be given by delivery of the relevant notice to Euroclear, Clearstream or the alternative clearing system, as the case may be. So long as the DTC global notes are held on behalf of DTC or an alternative clearing system, notices to holders of notes represented by a beneficial interest in the DTC global notes may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

     In addition, so long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the d'Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

PAYMENT OF ADDITIONAL AMOUNTS

Obligation to Pay Additional Amounts

     Citigroup will pay additional amounts to the beneficial owner of any note that is a non-United States person in order to ensure that every net payment on such note will not be less, due to payment of

U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a note means a payment by Citigroup or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the note.

Exceptions

     Citigroup will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

      (1) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

           - having a relationship with the United States as a citizen, resident or otherwise;

           - having had such a relationship in the past or

           - being considered as having had such a relationship.

      (2) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

           - being treated as present in or engaged in a trade or business in the United States;

           - being treated as having been present in or engaged in a trade or business in the United States in the past or

           - having or having had a permanent establishment in the United
States.

      (3) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

           - personal holding company;

           - foreign personal holding company;

           - foreign private foundation or other foreign tax-exempt organization;

           - passive foreign investment company;

           - controlled foreign corporation or

           - corporation which has accumulated earnings to avoid United States federal income tax.

      (4) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote or by reason of the beneficial owner being a bank that has invested in a note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

      (5) Additional amounts will not be payable to any beneficial owner of a note that is a:

           - fiduciary;

           - partnership;

           - limited liability company or

           - other fiscally transparent entity

          or that is not the sole beneficial owner of the note, or any portion of the note. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

      (6) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

      (7) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by Citigroup or a paying agent.

      (8) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

      (9) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

     (10) Additional amounts will not be payable if a payment on a note is reduced as a result of any:

           - estate tax;

           - inheritance tax;

           - gift tax;

           - sales tax;

           - excise tax;

           - transfer tax;

           - wealth tax;

           - personal property tax or

           - any similar tax, assessment, withholding, deduction or other governmental charge.

     (11) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

     (12) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive. See "-- EU Directive on the Taxation of Savings Income" below.

     (13) Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (12) above.

     Except as specifically provided in this section ("Payment of Additional Amounts") and under "-- Redemption for Tax Purposes" below, Citigroup will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Relevant Definitions

     As used in this prospectus supplement, "United States person" means:

     - any individual who is a citizen or resident of the United States;

     - any corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

     - any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and

     - any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

     Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

REDEMPTION FOR TAX PURPOSES

Redemption Procedure

     Citigroup may, at its option, redeem the notes as a whole, but not in part, on not less than 30 nor more than 60 days' prior notice, only in the circumstances described in items (1) or (2) below under "-- Redemption Circumstances." To redeem, Citigroup must pay a redemption price equal to 100% of the principal amount of the notes, together with accrued interest to the redemption date.

Redemption Circumstances

     There are two sets of circumstances in which Citigroup may redeem the notes in the manner described above under "-- Redemption Procedure:"

     (1) Citigroup may redeem the notes if:

        - Citigroup becomes or will become obligated to pay additional amounts as described under "-- Payment of Additional Amounts" above;

        - the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after October 21, 2005; and

        - Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup.

     (2) Citigroup may also redeem the notes if:

        - any act is taken by a taxing authority of the United States on or after October 21, 2005, whether or not such act is taken in relation to Citigroup or any affiliate, that results in a substantial probability that Citigroup will or may be required to pay additional amounts as described under "-- Payment of Additional Amounts" above;

        - Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup; and

        - Citigroup receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Citigroup will or may be required to pay the additional amounts described under "-- Payment of Additional Amounts" above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Citigroup is entitled to redeem the notes pursuant to their terms.

GOVERNING LAW

     The senior debt indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

UNCLAIMED FUNDS

     All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of the notes will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee and paying agents will have no liability therefor.

EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

     Under the European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system). As indicated above under "-- Payment of Additional Amounts - Exceptions", no additional amounts will be payable with respect to a note if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Holders should consult their tax advisers regarding the implications of the directive in their particular circumstances.

                  UNITED STATES TAX DOCUMENTATION REQUIREMENTS

INTRODUCTION

     The following discussion of United States tax documentation requirements does not deal with all aspects of United States federal income tax withholding or reporting that may be relevant to a beneficial owner of the notes. Investors should consult their tax advisors for specific advice concerning the acquisition, ownership and disposition of the notes.

DOCUMENTATION REQUIRED IN ORDER TO OBTAIN AN EXEMPTION FROM WITHHOLDING TAX

     A 30% United States federal withholding tax will generally apply to payments of interest on the notes to a non-United States person, unless such beneficial owner of a note takes one of the following steps to obtain an exemption from or reduction of the tax. The 30% tax, however, may be allowed as a refund or credit against the beneficial owner's United States federal income tax liability. In addition, if a beneficial owner of a note does not properly provide the required documentation, or if such documentation is not properly transmitted to and received by the United States person required to withhold United States federal income tax, the beneficial owner could, in certain circumstances, be subject to a 28% backup withholding tax, which for a non-United States person would be in lieu of the 30% withholding tax described above, and will not be entitled to any additional amounts from Citigroup described under "Description of Notes -- Payment of Additional Amounts" above. The 28% backup withholding rate will be increased to 31% for tax years beginning after December 31, 2010.

(1) Non-United States Persons. A beneficial owner of a note that is a non-United States person can obtain an exemption from the withholding tax by providing a properly completed Internal Revenue Service ("IRS") Form W-8BEN. This exemption is not available to:

     - a controlled foreign corporation that is directly or indirectly related to Citigroup through stock ownership;

     - a person that actually or constructively owns 10 percent or more of the total combined voting power of all classes of stock of Citigroup that are entitled to vote; or

     - a bank that has invested in the note as an extension of credit in the ordinary course of its trade or business.

(2) Non-United States Persons with Effectively Connected Income. A beneficial owner of a note that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which the interest income on a note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI.

(3) Non-United States Persons Entitled to Income Tax Treaty Benefits. A beneficial owner of a note that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax by providing a properly completed IRS Form W-8BEN. The availability and extent of such exemption, however, will depend upon the terms of the particular income tax treaty.

(4) United States Persons. A beneficial owner of a note that is a United States person and is not otherwise exempt from backup withholding can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-9.

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

     Beneficial Owners. A beneficial owner of a note is required to submit the appropriate IRS form under applicable procedures to the person through which the owner directly holds the note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream as the owner of the note, the IRS form must be provided to Euroclear or Clearstream, as the case may be.

     Non-United States Persons Through Which Notes are Held. A non-United States person through which a note is held (e.g., a securities clearing organization, a bank, a financial institution, a custodian, a broker, a nominee, or any other person that acts as an agent for a beneficial owner of a note or otherwise holds the note on its behalf) generally must submit IRS Form W-8IMY to the person from which it receives payments of interest on the note, and may also be required to submit the IRS form of the beneficial owner of the note to such person and comply with other applicable procedures. Non-United States persons through which notes are held should consult their tax advisors regarding the tax documentation requirements applicable to them in their particular circumstances.

     Special Rules May Apply if the Notes are Held by a Foreign Partnership. In the event that the notes are held by a foreign partnership, special rules may apply in order that payments made on the notes will not be subject to United States federal withholding tax. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes through a foreign partnership.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of notes. The summary is based on laws, regulations, rulings and decisions now in effect, all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold notes as capital assets.

     This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of notes. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks or other financial institutions;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities;

     - controlled foreign corporations;

     - dealers in securities or currencies;

     - persons that will hold the notes as a hedge or in order to hedge against currency risk or as a part of an integrated investment, including a "straddle" or "conversion transaction," comprised of a note and one or more other positions; or

     - United States holders (as defined below) that have a functional currency other than the U.S. dollar.

     Prospective investors should consult their tax advisors in determining the particular United States federal income tax consequences to them of the acquisition, ownership and disposition of the notes, as well as the application of state, local, foreign or other tax laws.

     As used in this prospectus supplement, the term United States holder means a beneficial owner of a note who is a United States person. The term non-United States holder means a holder who is not a United States holder.

UNITED STATES HOLDERS

Payments of Interest

     Payments of interest on a note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder's method of tax accounting.

     A United States holder that uses the cash method of tax accounting and that holds a note other than a DTC note, or that holds a DTC note and elects to receive a payment of interest in Yen (rather than U.S. dollars), will be required to include in income the U.S. dollar value of the Yen payment based on the spot rate of exchange on the date of receipt. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the Yen so received, see "Transactions in Yen," below). A United States holder of a DTC note that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received.

     A United States holder that uses the accrual method of tax accounting will accrue interest income on the note in Yen and translate the amount accrued into U.S. dollars based on:

     - the average exchange rate in effect during the interest accrual period, or portion thereof within such holder's taxable year; or

     - at such holder's election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the notes.

Purchase, Sale and Retirement of Notes

     A United States holder's tax basis in a note generally will equal the cost of such note to such holder

     - increased by any amounts includible in income by the holder as market discount (as described below) and

     - reduced by any amortized premium (as described below) on such note.

     The cost of a note to a United States holder will generally be the U.S. dollar value of the Yen purchase price on the date of purchase calculated at the spot rate of exchange on that date. If the notes are traded on an established securities market, a United States holder that uses the cash method of tax accounting, and, if it so elects, a United States holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of the cost of a note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a note in respect of market discount and premium will be determined in the manner described under "Market Discount" and "Notes Purchased at a Premium" below.

     Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued interest, which will be taxable as ordinary income in the manner described above under "Payments of Interest", and (2) the United States holder's adjusted tax basis in such note. The amount realized by a United States holder will be the U.S. dollar value of the Yen received calculated at the spot rate of exchange on the date of disposition.

     If the notes are traded on an established securities market, a United States holder that uses the cash method of tax accounting, and if it so elects, a United States holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of the amount of Yen realized by translating such amount at the spot rate of exchange on the settlement date of the disposition. The election available to accrual basis United States holders discussed above must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

     Except as discussed below in connection with foreign currency gain or loss and market discount, gain or loss recognized by a United States holder on a disposition of a note will generally be long term capital gain or loss if the United States holder's holding period for the note exceeds one year at the time of such disposition.

     Gain or loss recognized by a United States holder on a disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such note.

Transactions in Yen

     Yen received as interest on, or on a disposition of, a note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such Yen will be equal to the difference between
(1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the United States holder's tax basis in such Yen.

     A United States holder that purchases a note with previously owned Yen will generally recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in such Yen and the U.S. dollar fair market value of such note on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to Yen and the immediate use of such currency to purchase a note generally will not result in any exchange gain or loss for a United States holder.

Market Discount

     If a United States holder purchases a note for an amount that is less than the note's stated redemption price at maturity as of the purchase date, the note will be considered to have market discount, unless such difference is less than a specified de minimis amount. Any gain recognized by the United States holder on a disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such United States holder.

     Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. Such an election will apply to market discount notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the note to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

     Market discount will be accrued by a United States holder in Yen. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the note is disposed of by the United States holder. Any accrued market discount on a note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder's taxable year. In such case, a United States holder generally will recognize exchange gain or loss with respect to accrued market discount under the rules similar to those that apply to accrued interest on a note received by a United States holder that uses the accrual method of tax accounting.

Notes Purchased at a Premium

     A United States holder that purchases a note for an amount in excess of the note's stated redemption price at maturity as of the purchase date will be considered to have purchased the note at a premium. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures.

     Amortizable bond premium in respect of a note will be computed in Yen and will reduce interest income in Yen. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such note based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (2) the spot rate of exchange on the date on which the United States holder acquired the note.

Information Reporting and Backup Withholding

     Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder's federal income tax liability provided the required information is timely furnished to the IRS.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that,

        (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements;

        (3) neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of a note is a United States holder; and

     - withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a note.

     Despite the above, if a non-United States holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States holder maintains a permanent establishment within the United States) and the interest on the notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, such lower rates as provided) branch profits tax.

     Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

     - the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     In general, backup withholding and information reporting will not apply to a payment of interest on a note to a non-United States holder, or to proceeds from the disposition of a note by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a note is not held through a qualified intermediary, the amount of payments made on such note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

                        CURRENCY CONVERSIONS AND FOREIGN
                       EXCHANGE RISKS AFFECTING YEN NOTES

CURRENCY CONVERSIONS

     Notes which are offered and sold in the United States (the "DTC notes") will be represented by beneficial interests in fully registered permanent global notes (the "DTC global notes") which will be deposited with Citibank, N.A. London office, as custodian for, and registered in the name of Cede & Co., as nominee for, DTC. While interests in the DTC notes are held through the DTC global notes, all payments in respect of such DTC notes will be made in U.S. dollars, except as otherwise provided in this section.

     As determined by the exchange agent under the terms of the fiscal agency agreement, in accordance with reasonable market practice, the amount of U.S. dollars payable in respect of any particular payment under the DTC notes will be equal to the amount of Yen otherwise payable exchanged into U.S. dollars (and rounded to the nearest cent) at the Yen/U.S.$ rate of exchange prevailing as at 11:00 a.m. (London time) on the day which is two Business Days prior to the relevant payment date, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the holders of DTC notes accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the fiscal agency agreement. If an exchange rate bid quotation is not available, the exchange agent shall obtain a bid quotation from a leading foreign exchange bank in London selected by the exchange agent for such purpose after consultation with Citigroup. If no bid quotation from a leading foreign exchange bank is available, payment will be in Yen to the account or accounts specified by DTC to the exchange agent. For purposes of this paragraph, a "Business Day" is a day on which commercial banks and foreign exchange markets settle payments in each of New York City and London.

     Notwithstanding the above, the holder of a beneficial interest in the DTC notes may elect to receive payment or payments under such DTC notes in Yen by notifying the DTC participant through which its notes are held on or prior to the applicable record date of (1) such investor's election to receive all or a portion of such payment in Yen and (2) wire transfer instructions to a Yen account outside the United States. DTC must be notified of such election and wire transfer instructions on or prior to the third New York business day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify the fiscal agent and the paying agent of such election and wire transfer instructions on or prior to 5:00 p.m. New York City time on the fifth New York business day after such record date for any payment of interest and on or prior to 5:00 p.m. New York City time on the tenth day prior to the payment of principal. For purposes of this paragraph, "New York business day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

     If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent and the paying agent on or prior to such dates, such holder will receive payment in Yen outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC. All costs of such payment by wire transfer will be borne by holders of beneficial interests receiving such payments by deduction from such payments.

     Although DTC has agreed to the foregoing procedures, it is under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time.

     Holders of notes will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "-- Foreign Exchange Risks" below.

JUDGMENTS IN A FOREIGN CURRENCY

     The notes will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

FOREIGN EXCHANGE RISKS

     An investment in the Yen notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency") entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Yen and the possibility of the imposition or modification of foreign exchange controls with respect to the Yen. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies, including the Yen, have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the Yen against the relevant home currency could result in a decrease in the effective yield of such Yen note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

     This description of foreign currency risks does not describe all the risks of an investment in debt securities denominated in a currency other than the home currency. Prospective investors should consult with their financial and legal advisors as to the risks involved in an investment in the notes.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated February 27, 2006, which incorporates by reference the underwriting agreement basic provisions dated January 12, 1993, governs the sale and purchase of the notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Each underwriter named below has severally agreed to purchase from Citigroup, and Citigroup has agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Citigroup Global Markets Limited............................  Y23,000,000,000
Mizuho International plc....................................    1,000,000,000
Nomura International plc....................................      500,000,000
UBS Limited.................................................      500,000,000
                                                              ---------------
     Total..................................................  Y25,000,000,000
                                                              ===============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are committed to take and pay for all of the notes if any are taken.

     The underwriters propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.300% of the principal amount of the notes.

     After the public offering, the public offering prices and the concessions to dealers may be changed by the underwriters.

     The underwriters are offering the notes subject to prior sale and their acceptance of the notes from Citigroup. The underwriters may reject any order in whole or in part.

     Citigroup has agreed to indemnify the underwriters against liabilities relating to material misstatements and omissions.

     In accordance with Regulation M of the United States Securities Exchange Act of 1934, the underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

     - Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

     - Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

     These transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering syndicate short positions or making stabilizing purchases, purchases notes originally sold by that syndicate member.

     We estimate that the total expenses of this offering will be $175,000.

     The notes will have the same ISIN, Common Code and CUSIP numbers as, and upon closing will trade interchangeably with, the other outstanding notes in the same series. Citigroup will apply for listing of the notes on the regulated market of the Luxembourg Stock Exchange but we are not required to maintain this listing. See "Description of Notes -- Listing". The prior series of notes, with which the notes offered by this prospectus supplement will be a part upon issuance, have been listed on that exchange. Citigroup has been advised by the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any market making at any time at their sole discretion. Accordingly, Citigroup can make no assurance as to the liquidity of, or trading markets for, the notes.

     The underwriters and their affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Citigroup or one or more of its affiliates in the ordinary course of business.

     Citigroup Global Markets Limited, the lead manager for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the notes will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup's broker-dealer subsidiaries or other subsidiaries or affiliates of Citigroup in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

     We expect that delivery of the notes will be made against payment therefor on or about March 7, 2006, which is the sixth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their advisor.

     The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

     The underwriters have agreed that they will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on Citigroup, except as set forth in the underwriting agreement.

     Each underwriter has represented and agreed that:

     - in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State ("Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

      (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

      (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than E43,000,000 and (3) an annual net turnover of more than E50,000,000, as shown in its last annual or consolidated accounts; or

      (c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

      For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State;

     - it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which
       Section 21(1) of the FSMA does not apply to Citigroup;

     - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

     - it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     - it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the "Prospectus Act") has been or will be published in respect of the notes in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the notes;

     - no notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifies) and/or to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monetaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any notes acquired by any qualified investors (investisseurs qualifies) and/or any investors belonging to a limited circle of investors (cercle restreint d'investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monetaire et Financier and applicable regulations thereunder; and that none of the prospectus supplement, the prospectus or any other offering materials relating to the notes has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifies) and/or to a limited circle of investors (cercle restreint d'investisseurs) mentioned above; and

     - it and each of its affiliates have not offered or sold, and will not offer or sell, the notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the notes other than with respect to the notes to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

                                 LEGAL OPINIONS

     The validity of the notes will be passed upon for Citigroup by Michael S. Zuckert, General Counsel, Finance and Capital Markets of Citigroup, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has acted as special U.S. tax counsel to Citigroup in connection with tax matters related to the issuance of the notes. Mr. Zuckert beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

                              GENERAL INFORMATION

     Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange. The listing prospectus and Citigroup's current annual and quarterly reports, as well as all other documents incorporated by reference in the listing prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange.

     You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) Citigroup's annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under "Where You Can Find More Information" on page 6 of the accompanying prospectus.

     Resolutions relating to the issue and sale of the notes were adopted by the board of directors of Citigroup on October 18, 2005 and by the Funding Committee of the board of directors dated as of February 27, 2006.

     The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No. 023376113, International Security Identification Number (ISIN) US172967DD00 (for the DTC notes) and XS0233761138 (for the international notes), and CUSIP No. 172967 DD 0 (for the DTC notes).

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                                Y25,000,000,000

                             2.400% NOTES DUE 2025

                                (CITIGROUP LOGO)

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 27, 2006

                                  ------------

                                NIKKO CITIGROUP

MIZUHO INTERNATIONAL PLC
                                NOMURA SECURITIES
                                                        UBS INVESTMENT BANK

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